MANAGERS TRUST I

MANAGERS TRUST II

THE MANAGERS FUNDS

MANAGERS AMG FUNDS

POWER OF ATTORNEY

KNOW ALL PERSON’S BY THESE PRESENTS, that each of the persons whose name appears below hereby nominates, constitutes and appoints William J. Nutt, Christine C. Carsman, Colin J. Dean, Bruce M. Aronow and Donald S. Rumery (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any way and all capacities, to make, execute and sign any and all Registration Statements and amendments and supplements thereto under the Securities Act of 1933 or the Investment Company Act of 1940 of Managers Trust I, Managers Trust II, The Managers Funds and Managers AMG Funds (the “Trusts”), and to file the same with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of beneficial interest of the Trusts, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as each of the undersigned himself might or could do.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the dates written below.

/s/ William E. Chapman, II	March 2, 2007
William E. Chapman, II, Trustee	Date

/s/ Jack W. Aber	March 2, 2007
Jack W. Aber, Trustee	Date

/s/ Edward J. Kaier	March 2, 2007
Edward J. Kaier, Trustee	Date

/s/ William J. Nutt	March 2, 2007
William J. Nutt, Trustee and President	Date

/s/ Steven J. Paggioli	March 2, 2007
Steven J. Paggioli, Trustee	Date

/s/ Eric Rakowski	March 2, 2007
Eric Rakowski, Trustee	Date

/s/ Thomas R. Schneeweis	March 2, 2007
Thomas R. Schneeweis, Trustee	Date

/s/ Bruce M. Aronow	March 2, 2007
Bruce M. Aronow, Chief Financial Officer	Date

/s/ Donald S. Rumery	March 2, 2007
Donald S. Rumery, Treasurer	Date